As filed with the Securities and Exchange Commission on February 23, 2023

Registration No. 333-266077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rockley Photonics Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	3674	98-1644526
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

3rd Floor, 1 Ashley Road

Altrincham, Cheshire, United Kingdom WA14 2DT

+44 (0) 1865 292017

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tom Adams, Esq.

General Counsel

Rockley Photonics Holdings Limited

3rd Floor, 1 Ashley Road

Altrincham, Cheshire, United Kingdom WA14 2DT

+44 (0) 1865 292017

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James J. Masetti, Esq.

Davina K. Kaile, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Tel: (650)233-4500

Fax: (650)233-4545

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister the unsold securities previously registered under this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (No. 333- 266077) of Rockley Photonics Holdings Limited (the “Registrant”), which was initially filed with the Securities and Exchange Commission on July 11, 2022 and first declared effective on July 27, 2022 (the “Registration Statement”). The Registration Statement was filed with respect to the offer and resale by the selling shareholders named therein from time to time of up to 87,567,895 of the Registrant’s ordinary shares.

As previously disclosed, on January 23, 2023, the Registrant filed a voluntary petition for relief under chapter 11 of title 11 (the “Chapter 11 Case”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). As a result of the Chapter 11 Case, the Registrant’s obligations to maintain the effectiveness of the Registration Statement shall be deemed canceled and the Registrant has terminated all offerings of securities pursuant to the Registration Statement.

Pursuant to the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statement and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all ordinary shares registered thereunder that remain unsold as of the effectiveness date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized in London, United Kingdom, on February 23, 2023.

ROCKLEY PHOTONICS HOLDINGS LIMITED

By:	/s/ Richard A. Meier
	Name:	Richard A. Meier
	Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Richard A. Meier	President, Chief Executive Officer and Director	February 23, 2023
Richard A. Meier	(Principal Executive Officer and Authorized Representative in the United States)

/s/ Chad Becker	Interim Chief Financial Officer	February 23, 2023
Chad Becker	(Principal Financial and Principal Accounting Officer)

/s/ Dr. Andrew Rickman	Director, Executive Chair	February 23, 2023
Dr. Andrew Rickman

*	Lead Independent Director	February 23, 2023
William Huyett

*	Director	February 23, 2023
Karim Karti

*	Director	February 23, 2023
Michele Klein

*	Director	February 23, 2023
Dr. Pamela Puryear

*	Director	February 23, 2023
Brian Blaser

*	Director	February 23, 2023
Dr. Nicolaus Henke

*	Director	February 23, 2023
Dr. Richard Kuntz

* By:	/s/ Tom Adams
Tom Adams
Attorney-In-Fact